EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2009 RESULTS

NASHVILLE, Tenn. (October 26, 2009)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2009.

Highlights:

•	Revenues of $14.1 million in the third quarter of 2009, up 3% over the third quarter of 2008

•	Net income of $1.0 million and EPS of $0.05 in the third quarter of 2009, up 68% from a net income of $609,000 and EPS of $0.03 in the third quarter of 2008

•	Adjusted EBITDA of $2.5 million in the third quarter of 2009, up 31% from $1.9 million in the third quarter of 2008

•	Revenues of $42.3 million for the first nine months of 2009, up 11% over the first nine months of 2008

•	Net income of $3.6 million and EPS of $0.17 for the first nine months of 2009, up 157% from a net income of $1.4 million and EPS of $0.06 for the first nine months of 2008

•	Adjusted EBITDA of $8.2 million in the first nine months of 2009, up 46% from $5.6 million in the first nine months of 2008

•	New milestone: Over two million healthcare professional subscribers have now contracted to learn on our Internet-based HealthStream Learning Center®.

Financial Results:
Third Quarter 2009 Compared to Third Quarter 2008
Revenues for the third quarter of 2009 increased $443,000, or three percent, to $14.1 million, compared to $13.7 million for the third quarter of 2008. The Company’s revenue mix during the third quarter of 2009 was comprised of 67 percent of revenues from HealthStream Learning and 33 percent of revenues from HealthStream Research. This compares to 62 percent from HealthStream Learning and 38 percent from HealthStream Research during the third quarter of 2008.

Revenues from HealthStream Learning increased by $985,000 when compared to the third quarter of 2008. Revenues from our Internet-based subscription learning products increased by $1.3 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $769,000 and from courseware subscriptions of $518,000. Revenues from Internet-based subscription products increased 18 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues associated with implementation, development, and consulting services increased $170,000 over the prior year quarter. The increase in revenues was partially offset by a decline in revenues from live events, study guides, and other project-based activities, which collectively declined $316,000 from the same quarter in the prior year due to a de-emphasis on live events and other similar project-based activities. The prior year quarter also included $180,000 of conference fee revenues associated with our annual customer Summit. We did not conduct this customer event during 2009.

Revenues from HealthStream Research decreased $542,000, or 11 percent, when compared to the third quarter of 2008. Revenue from recurring patient surveys increased by $297,000 over the prior year quarter, but was more than offset by the combined declines in revenue from employee, community and physician surveys. The revenue decline in these survey categories is primarily attributable to customer decisions to defer conducting the surveys based on budgetary, operational, and other considerations. Consequently, revenue fluctuations are more likely within these survey categories than patient surveys, which are conducted on continuous quarterly cycles.

Cost of revenues (excluding depreciation and amortization) increased over the prior year third quarter consistent with the increases in revenues, and approximated 38 percent of revenues for both the third quarter of 2009 and 2008. Changes in revenue mix resulted in higher royalties being paid by us associated with growth in courseware subscription revenues. HealthStream Research cost of revenues was favorably influenced by improved operating efficiencies within its operations, offsetting the higher royalties being paid.

In the aggregate, all other operating expenses decreased by four percent over the prior year same quarter. Sales and marketing expenses declined $497,000 compared to the prior year while product development and depreciation and amortization increased modestly. Other general and administrative expense was down slightly compared to the prior year quarter. As previously announced, we elected not to hold our annual customer Summit during 2009, which contributed to the decrease in sales and marketing expense compared to the prior year third quarter.

Net income for the third quarter of 2009 improved to $1.0 million, or $0.05 per share (diluted), compared to $609,000, or $0.03 per share (diluted), for the third quarter of 2008. The improvement over the prior year is consistent with the factors mentioned above.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $2.5 million for the third quarter of 2009, compared to $1.9 million for the third quarter of 2008. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the Summary Financial Data.

Year-to-Date 2009 Compared to Year-to-Date 2008
For the first nine months of 2009, revenues were $42.3 million, an increase of 11 percent, over revenues of $38.1 million in the first nine months of 2008. Net income for the first nine months of 2009 improved to $3.6 million, or $0.17 per share (diluted), compared to $1.4 million, or $0.06 per share (diluted), for the first nine months of 2008. This year-to-date improvement is a result of revenue growth, operational efficiencies, the non-occurrence of our annual customer Summit during 2009, and expense control trends when compared to the 2008 year-to-date results.

Other Financial Indicators
At September 30, 2009, the Company had cash and related interest receivable of $10.1 million, compared to $8.3 million at June 30, 2009. The increase in cash resulted from cash receipts from customers and favorable operating results. Capital expenditures and capitalized feature enhancement development totaled approximately $0.4 million for the third quarter of 2009.

Our days sales outstanding, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 64 days for the third quarter of 2009 compared to 62 days for the third quarter of 2008 and 58 days for the second quarter of 2009. The increase over the prior year quarter and the prior quarter is associated with slower collections from customers during the quarter.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory content subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At September 30, 2009, approximately 1,915,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 1,692,000 at September 30, 2008. The total number of contracted subscribers at September 30, 2009 was approximately 2,008,000, up from 1,762,000 at September 30, 2008. “Contracted subscribers” include both those already implemented (1,915,000) and those in the process of implementation (93,000). Revenue recognition commences when a contract is fully implemented.

Customers representing approximately 101 percent of subscribers that were up for renewal did renew in the third quarter of 2009, while our renewal rate based on the annual contract value was approximately 107 percent. The renewal rates for the third quarter of 2009 compare to a subscriber renewal rate of 82 percent and an annual contract value renewal rate of 89 percent during the third quarter of 2008.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include patient, employee, physician, and community surveys that deliver insight, analyses, and industry benchmarks to healthcare organizations.

During the third quarter of 2009, HealthStream Research added several new healthcare organization customers, including Children’s Hospital of Minneapolis, Hiawatha Community Hospital, Wheeling Hospital, and Chester River Hospital Center. Among our existing research customers, 16 renewed their contracts for multiple survey products, while 56 chose to contract for more research services in the third quarter to add to their current services received from HealthStream Research.

Also in the third quarter of 2009, HealthStream Research was selected by the Centers for Medicare & Medicaid Services (CMS) as an approved survey vendor for the Home Health Care Consumer Assessment of Healthcare Providers and Systems (HH-CAHPS). The HH-CAHPS is designed to measure the experience of people receiving home healthcare from Medicare-certified home health agencies. All home health agencies are required by CMS to participate in the April 2010 national implementation of the HH-CAHPS in order to be eligible for their full annual payment update.

Financial Expectations
We are updating our previously issued guidance for the full year 2009 as follows:

The Company anticipates that consolidated revenues for the full year 2009 will grow by approximately nine to 10 percent.

We now anticipate that operating expenses, including cost of revenues, product development, sales and marketing, depreciation and amortization and other general and administrative expense will grow in the range between five percent and seven percent when compared to the Company’s full year 2008 levels for these categories.

We anticipate that operating income will increase 80 percent to 90 percent for the full year of 2009 versus our 2008 results. Net income, before the impact of any potential future realized income tax benefit resulting from reduction of our deferred income tax valuation allowance in 2009, is expected to grow by 60 percent to 70 percent over 2008 net income before our $375,000 income tax benefit.

We anticipate that fully diluted earnings per share for 2009, based on the net income described in the previous paragraph, will range between $0.19 and $0.21 per share.

We expect that capital expenditures, including hardware, software and capitalized software development for new features, enhancements, and content development will range between approximately $2.5 to $3.0 million in 2009.

“Crossing over the two million marker representing the number of contracted subscribers who learn through the HealthStream Learning Center denotes an exciting milestone for the Company,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “We continue to welcome new healthcare organizations to HealthStream every quarter as many of our existing customers concurrently add new subscribers to their accounts, resulting in renewal rates that exceed 100%—for the third consecutive quarter. In our research business, we achieved certification from the Centers for Medicare and Medicaid Services (CMS) to provide the Home Health CAHPS (Consumer Assessment of Healthcare Providers and Assessments)—which makes us one of only 33 approved venders for this required survey. This capability represents new market opportunities for both our learning and research business.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of communications, research, and investor relations will be held on Tuesday, October 27, at 9:00 a.m. (EST). To listen to the conference, please dial 888-677-8749 (no passcode needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 913-312-1487 (no pass-code needed). The conference may also be accessed by going to for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 888-203-1112 (pass-code #1333476) for U.S. and Canadian callers and 719-457-0820 (pass-code #1333476) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over two million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues	$14,105	$13,662	$42,308	$38,097
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	5,408	5,153	15,904	14,544
Product development	1,620	1,531	4,602	4,146
Sales and marketing	2,625	3,122	7,940	8,373
Depreciation and amortization	1,306	1,175	3,823	3,630
Other general and administrative	2,067	2,090	6,162	6,045

Total operating expenses	13,026	13,071	38,431	36,738
Operating income	1,079	591	3,877	1,359
Other income (expense), net	(9)	18	(12)	63

Income before income taxes	1,070	609	3,865	1,422
Income tax provision	47	—	236	8

Net income	$1,023	$609	$3,629	$1,414

Net income per share:
Net income per share, basic	$0.05	$0.03	$0.17	$0.06

Net income per share, diluted	$0.05	$0.03	$0.17	$0.06

Weighted average shares outstanding:
Basic	21,464	21,407	21,410	21,818

Diluted	21,932	21,910	21,709	22,338

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, income taxes, share-based compensation, and depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$1,023	$609	$3,629	$1,414
Interest income	(4)	(32)	(20)	(118)
Interest expense	13	13	32	49
Income taxes	47	—	236	8
Share-based compensation expense	158	178	455	604
Depreciation and amortization	1,306	1,175	3,823	3,630

Income before interest, income taxes, share-based compensation, and depreciation and amortization	$2,543	$1,943	$8,155	$5,587

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2009	2008(1)
ASSETS
Current assets:
Cash and related interest receivable	$10,128	$4,128
Accounts and unbilled receivables, net (2)	11,283	9,973
Prepaid and other current assets	2,654	2,405
Deferred tax assets, current	357	357

Total current assets	24,422	16,863
Capitalized software feature enhancements, net	4,141	4,393
Property and equipment, net	3,195	3,475
Goodwill and intangible assets, net	25,175	25,885
Deferred tax assets, noncurrent	2,008	2,008
Other assets	491	173

Total assets	$59,432	$52,797

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$5,786	$4,767
Deferred revenue	11,982	10,202
Current portion of long-term debt and capital lease obligations	500	745

Total current liabilities	18,268	15,714
Long-term debt and capital lease obligations, net of current portion	7	320

Total liabilities	18,275	16,034
Shareholders’ equity:
Common stock	96,086	95,321
Accumulated deficit	(54,929)	(58,558)

Total shareholders’ equity	41,157	36,763

Total liabilities and shareholders’ equity	$59,432	$52,797

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2008.

(2)	Includes unbilled receivables of $1,428 and $1,669 and other receivables of $0 and $10 at September 30, 2009 and December 31, 2008, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2009 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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